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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 20, 2002
                                                        -------------------

                                 FMC CORPORATION
                                 ---------------
             (Exact name of registrant as specified in its charter)
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

          Delaware                        1-2376                       94-0479804
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
(State or other jurisdiction     (Commission File Number)           (I.R.S. Employer
      of incorporation)                                           Identification No.)
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              1735 Market Street, Philadelphia, Pennsylvania 19103
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               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (215) 299-6000
                                                           ---------------







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Item 5.  Other Events.

                                Refinancing Plan

     As part of the implementation of our previously disclosed plan to complete a refinancing in advance of our upcoming bond maturities and the expiration of our revolving credit facility occurring in the fourth quarter of 2002, we anticipate delivering to prospective lenders and investors certain financial data and information concerning our business that is supplemental to information previously disclosed by us. We currently anticipate that the refinancing will include a $550 million senior secured credit facility (the "senior secured credit facility"), consisting of a three-year revolving credit facility and a five-year term loan, and a $300 million offering of senior secured notes (the "notes"). We also anticipate entering into a supplemental letter of credit facility. To the extent commitments under either the new revolving credit facility or the new term loan are increased to an amount in excess of $300 million, such excess will be used to reduce the amount available under the supplemental letter of credit facility. The closing of the sale of the notes and the closing of the senior secured credit facility are conditioned upon each other and will occur concurrently. We intend to use the net proceeds from the offering of the notes and borrowings under the senior secured credit facility to:

     o fund into a debt reserve account an amount sufficient to repay $99.5 million aggregate principal amount of our 7.125% medium-term notes due November 2002 and $160.5 million aggregate principal amount of our 6.375% debentures due September 2003;

     o repay all borrowings under and terminate our existing revolving credit facility and accounts receivable securitization facility; and

     o fund into a restricted cash account an amount sufficient to refinance and replace with cash collateral certain surety bonds and letters of credit currently supporting self-insurance programs, environmental obligations and future business commitments and cash collateralize letters of credit in the amount of approximately $44.0 million supporting outstanding variable rate industrial and pollution control revenue bonds.

                                   Collateral

     We anticipate that obligations under the senior secured credit facility will be secured on a first-priority basis by certain of our and our subsidiary guarantors' assets, including:

     o    100% of the stock of certain of our domestic subsidiaries;

     o    65% of the capital stock of certain of our foreign subsidiaries;

     o certain intercompany indebtedness owing to us and our subsidiary guarantors; and

     o all of our and our subsidiary guarantors' accounts receivable, inventory, deposit accounts, investment property and intellectual property (collectively, the "first priority collateral").

     The first-priority collateral will be shared equally and ratably with certain other lenders and credit providers to us and our foreign subsidiaries and lenders to Astaris LLC, our 50%-owned joint venture, as

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beneficiaries of our obligations under our support agreement relating to Astaris
(collectively, the "bank obligations").

     We anticipate that the notes will be secured on a second-priority basis by certain of our domestic manufacturing and processing facilities and our interest in our principal domestic subsidiary (the "second-priority collateral") and the second-priority collateral will also be shared with the holders of outstanding indebtedness issued under our existing indentures, dated April 1, 1992 and July 1, 1996, and the holders of the bank obligations. The holders of the bank obligations will also have the benefit of a first-priority lien on the second-priority collateral that is limited in amount to 10% of our consolidated net tangible assets, as defined in such indentures.

     Exhibits 99.1, 99.2 and 99.3 hereto provide certain information to be furnished to prospective lenders and investors and, along with Exhibit 99.4, are incorporated by reference herein.

     The inclusion of the information in this report shall not be deemed to be an admission by us that any such information is material.

Item 7.  Financial Statements, Pro Forma Information and Exhibits.

         (c)      Exhibits.

         99.1     Use of Proceeds From the Refinancing.
         99.2     Selected Financial Data.
         99.3     Description of the Business of the Company.
         99.4 Press release, dated September 19, announcing the refinancing plan.






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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   FMC CORPORATION
                                                     (Registrant)

                                                   By  /s/ W. Kim Foster
                                                       -------------------------
                                                       W. Kim Foster
                                                       Senior Vice President and
                                                       Chief Financial Officer

Dated: September 20, 2002






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                                  EXHIBIT INDEX

         Exhibit
         Number            Description
         -------           -----------
         99.1              Use of Proceeds From the Refinancing.
         99.2              Selected Financial Data.
         99.3              Description of the Business of the Company.
         99.4              Press release, dated September 19, announcing the
                           refinancing plan.